Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 15, 2019, relating to the balance sheets of Crescent Acquisition Corp as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2018 and for the period from November 17, 2017 (inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 15, 2019